EXHIBIT 23.15

August 11, 2016

CONSENT OF CHARLES MUERHOFF

United States Securities and Exchange Commission

I, Charles Muerhoff, SME RM, Vice President Technical Services of Tahoe Resources Inc., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-3 of Tahoe Resources Inc. (the “Registration Statement”) of the information derived from the technical report dated January 25, 2016 with an effective date of January 1, 2016, which is entitled “Technical Report on the Shahuindo Mine, Cajabamba, Peru” (the “Technical Report”) and all other references to the Technical Report included or incorporated by reference in the Registration Statement.

I also consent to (i) the use of and reference to my name in connection with my involvement in the review and approval of all scientific and technical information incorporated by reference in the Registration Statement relating to updates to the Escobal mine disclosure since the date of the Escobal feasibility study and updates to the La Arena mine disclosure since the date of the La Arena feasibility study; and (ii) the inclusion and incorporation by reference in the Registration Statement of such post Escobal and La Arena feasibility studies scientific and technical information.

Yours truly,

/s/ Charles Muerhoff
Charles Muerhoff, SME RM
Vice President Technical Services
Tahoe Resources Inc.